Exhibit 99.3

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of September 30, 2009 on an actual and pro forma basis. This table should be read in conjunction with “Summary — Summary Consolidated Historical and Pro Forma Financial Data,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, which is included in Annex A of this offering memorandum, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which is included in Annex B of this offering memorandum.

	As of September 30, 2009
	Actual	Pro Forma
	(In millions)
Liquid assets:
Holding Company cash and cash equivalents(1)	$1,033	$1,675
Holding Company investments in the Private Funds	1,233	1,233
Holding Company liquid assets	2,266	2,908
Subsidiary cash and cash equivalents	1,077	1,402
Total liquid assets	$3,343	$4,310
Holding Company debt:
Senior unsecured 7.125% notes due 2013(2)	$967	$—
Senior unsecured 8.125% notes due 2012(2)	353	—
Notes	—	2,000
Senior unsecured variable rate convertible notes due 2013	556	556
Mortgages payable(3)	75	75
Total Holding Company debt	$1,951	$2,631
Subsidiary debt(3):
Exit facilities – Federal-Mogul	$2,567	$2,567
Mortgages payable	40	40
Senior unsecured notes – ARI	—	275
Senior secured notes and other debt – Viskase(4)	—	177
Other	82	82
Total subsidiary debt	$2,689	$3,141
Total consolidated debt	$4,640	$5,772
Preferred limited partner units	$135	$—
Equity:
Attributable to Icahn Enterprises	$2,668	$2,961
Attributable to non-controlling interests	4,467	4,620
	$7,135	$7,581
Total capitalization	$11,910	$13,353

(1)	Includes liquid investment (excluding Investment Management) of $17 million.

(2)	Excludes unamortized original issue debt discount.

(3)	Debt is non-recourse to Holding Company.

(4)	Pro forma for debt refinancing closed on December 21, 2009.